SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)(1)

                                Netro Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

            Common Stock, par value $0.001 per share ("Netro Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    64114R109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 28, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Marco Antonio Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Patrick Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Maria Soumaya Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Vanessa Paola Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Johanna Monique Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carso Global Telecom, S.A. de C.V.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------
CUSIP No. 64114R109                   13G
----------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Global Telecom LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                              5   SOLE VOTING POWER
        NUMBER OF
          SHARES              6   SHARED VOTING POWER
       BENEFICIALLY               6,800,000 Netro Shares (see Item 4(c))
         OWNED BY
          EACH                7   SOLE DISPOSITIVE POWER
        REPORTING
       PERSON WITH
                              8   SHARED DISPOSITIVE POWER
                                  6,800,000 Netro Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         6,800,000 Netro Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         13.3% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)       Name of Issuer:

               Netro Corporation ("Netro")

     (b)       Address of Issuer's Principal Executive Offices:

               3860 North First Street
               San Jose, CA  95134

Item 2.

     (a)       Name of Persons Filing:

               This statement is filed pursuant to Rule 13d-2(d) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family") directly and indirectly own a majority of the issued and outstanding voting securities of Carso Global Telecom, S.A. de C.V. ("CGT").

               (2)

               CGT, a sociedad anonima de capital variable organized under the laws of the United Mexican States, is a holding company with interests in Netro and other telecommunications and media companies, and is the sole member of Global Telecom LLC ("Telecom").

               (3)

               Telecom, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the
                   Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec, 11000
               Mexico, D.F., Mexico

               (ii) CGT's principal business address is:

               Insurgentes Sur 1500
               Col. Pena Pobre Tlalpan, 14060
               Mexico, D.F., Mexico

               (iii) Telecom's principal business address is:
               1000 Louisiana Street
               Suite 565
               Houston, TX  77002

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. CGT is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Telecom is a Delaware limited liability company.

     (d)       Title of Class of Securities:

               Common Stock, par value $0.001 per share (the "Netro Shares")

     (e)       CUSIP Number:

               64114R109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):


     (a)      |_|   Broker or dealer registered under Section 15 of the Act;

     (b)      |_|   Bank as defined in Section 3(a)(6) of the Act;

     (c)      |_|   Insurance company as defined in Section 3(a)(19) of the Act;

     (d)      |_|   Investment company registered under Section 8 of the
                    Investment Company Act;

     (e)      |_|   Investment adviser  in accordance with Rule 13d-1(b)(1)
                    (ii)(E);

     (f)      |_|   Employee benefit plan or endowment fund in accordance with
                    Rule 13d-1(b)(1)(ii)(F);

     (g)      |_|   Parent holding company or control person in accordance with
                    Rule 13d-1(b)(1)(ii)(G);

     (h)      |_|   Savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

     (i)      |_|   Church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act; or

     (j)      |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.        Ownership.

     (a)       Amount Beneficially Owned:

               As of the date of this filing, (i) Telecom directly owns 6,800,000 Netro Shares, (ii) CGT, as the sole member of Telecom, is deemed to beneficially own indirectly the Netro Shares owned directly by Telecom, and (iii) the Slim Family, which directly and indirectly owns a majority of the issued and outstanding voting securities of CGT, is deemed to beneficially own indirectly the Netro Shares deemed beneficially owned indirectly by CGT and directly owned by Telecom.

     (b)       Percent of Class:

               The Netro Shares beneficially owned by the Reporting Persons constitute approximately 13.3% of the issued and outstanding Netro Shares (based on the number of Netro Shares issued and outstanding as contained in the most recently available filing with the U.S. Securities and Exchange Commission (the "Commission").

     (c)       Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote:
                 (ii)  Shared power to vote or to direct the vote:
                       6,800,000 Netro Shares
                (iii)  Sole power to dispose or to direct the disposition of:
                 (iv)  Shared power to dispose or direct the disposition of:
                       6,800,000 Netro Shares

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* The Power of Attorneys and Joint Filing Agreement, in each case, dated as of October 25, 2000, filed as exhibits to the Schedule 13G filed by the Reporting Persons with the Commission on October 30, 2000 is hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

         -----------------------------
         Carlos Slim Helu

         -----------------------------
         Carlos Slim Domit                        By: /s/ Eduardo Valdes Acra
                                                     ---------------------------
         -----------------------------                Eduardo Valdes Acra
         Marco Antonio Slim Domit                     Attorney-in-Fact
                                                      January 5, 2001
         -----------------------------
         Patrick Slim Domit

         -----------------------------
         Maria Soumaya Slim Domit

         -----------------------------
         Vanessa Paola Slim Domit

         -----------------------------
         Johanna Monique Slim Domit


         CARSO GLOBAL TELECOM, S.A. DE C.V.

         -----------------------------
         By: Eduardo Valdes Acra
         Title: Attorney-in-Fact

         GLOBAL TELECOM LLC

         -----------------------------
         By: James M. Nakfoor
         Title: Manager